DISTRIBUTOR AGREEMENT

This Agreement effective as of August 31, 2004("Effective Date"), is made and entered into by and between :


Samsung Electronics Co., Ltd., with its principal office at 416 Maetan-3Dong, Yeongtong-Gu, Suwon City, Gyeonnggi-Do, Korea ("Samsung");

and

GVI SECURITY INC., with its principal office at 1621 W. Cosby-Suite 104, Carrolton, Texas 75006, U.S.A. ("Distributor").



RECITAL

Samsung develops, manufactures, procures and sells various types of security equipment. Distributor distributes security equipment. Subject to the terms and conditions herein, this Agreement is in effect an extension to the Product Distribution Agreement signed by the Parties on and effective August 30, 1999, and terminating on August 31, 2004 ("Previous Agreement")..

The parties agree as follows:


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Article 1. Definitions

Capitalized terms used in this Agreement, unless defined in the text of this Agreement, shall have the meanings specified in this Article 1.

1.1 "Affiliate" means any person or entity which is under common control with, controls, or is controlled by, either one of the two parties to this Agreement.

1.2 "Marks" means all right, title and interest in a party's trademarks, trade names, symbols, brand names, logos and other proprietary indicia.

1.3 "Product(s)" means products manufactured and sold under Marks of Samsung in accordance with this Agreement whose functions are used mainly for security.

1.4 "Services" means installation, testing and maintenance services, including warranty and non-warranty services, furnished by Distributor in connection with Products.

1.4 "Territory" means the geographic areas known as North, Central and South America.




ARTICLE 2. Appointment

2.1 Subject to the terms and conditions of this Agreement, Samsung grants the Distributor the exclusive right to sell, market, lease and distribute the Products in the Territory

      (i) to professional user, installers and reseller such as but not limited to ADI, ADT, Tri-Ed and other commercial, industrial and institutional customers until August 30, 2009 ("Professional Distribution"), and

      (ii) to the three consumer retail channels as follows ("Consumer Distribution")

            |X|   Sam's Club to December 31, 2005

            |X|   Fry's Electronics to December 31, 2005

            |X|   Office Max (Boise) to December 31, 2005

            With respect to the distributorship of the Products, Distributor has no exclusive rights other than those explicitly specified in this section 2.1.


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2.2 Notwithstanding the foregoing Clause 2.1(i) above, Samsung, including its affiliates, may sell products directly to a third party end user, such as but not limited to Comcast, Microsoft and Marriott, but not to any CCTV or security distributor, wholesaler, dealer or integrator, and provided that it does not interfere or intervene with the Distributor's professional business as outlined in 2.1(i) above.

2.3 Distributor shall neither solicit nor accept orders in any country outside the Territory unless mutually agreed to in writing.

ARTICLE 3. Responsibilities of Distributor

3.1 Distributor shall perform all of its obligations under the Agreement and shall make best efforts to promote, market and sell the quantity of Products, and shall conduct its business consistent with the reputation for quality enjoyed by Samsung and its products. Distributor undertakes to focus its marketing effort on Samsung' products and Distributor recognizes that the level of investment required to properly support the Products is substantial.

3.2 Distributor reserves the right to develop and/or independently sell and market security and safety products sourced other than from Samsung ("3rd Party Products") only when Samsung cannot provide Distributor with the similar products. Once Samsung is able to offer a product similar to the 3rd Party Product, subject to approval by the Distributor for quality acceptance, Distributor will commence to purchase this similar product from Samsung. Minor price difference and minor feature or specification difference cannot be reasons for classifying two products as dissimilar. Notwithstanding the foregoing, Distributor may continue to market the Digital Watchdog digital video recorder.

3.3 Distributor shall: (a) conduct its business in a manner that reflects favorably on the Products and on the good name, goodwill and reputation of Samsung; (b) avoid deception, misleading or unethical practices; and (c) promote and further the interest of Samsung, its name and Products.

3.4 Distributor may contact Samsung for assistance, and shall do so in the event a defect can not be resolved by Distributor within a reasonable period of time or to the satisfaction of Distributor's customer. Nothing herein, however, shall be interpreted as creating any obligation or liability for Samsung to provide, or to provide free of charge, any service or assistance to any customer of Distributor, unless specifically agreed otherwise by Samsung in writing.

3.5 Distributor shall maintain an inventory of spare parts and Product Components sufficient to be able to maintain the Products in serviceable condition throughout the term of this Agreement and, thereafter, for as long as may be required by law. Distributor shall have the opportunity to order within six (6) months after termination or expiration of this Agreement the requisite quantity of spare parts and Product Components or, if such products are no longer manufactured by Samsung, functionally equivalent units in order to fulfill its obligations, against then prevailing list prices of Samsung.


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ARTICLE 4. Term of this Agreement

      Unless otherwise terminated earlier as set forth in this Article 19, this Agreement shall become effective as of "Effective Date" and shall be valid and remain in force until

      (i)   August 30, 2009 with respect to Professional Distribution, and

      (ii)  with respect to Consumer Distribution :

            -     Sam's Club until December 31, 2005

            -     Fry's Electronics until December 31, 2005

            -     Office Max (Boise) until December 31, 2005


ARTICLE 5. Orders

5.1 Distributor shall submit all orders at least forty (40) days before the scheduled shipment date in accordance with the procedures and in the form of written purchase orders.

5.2 Samsung will have ten (10) days to accept an order. Acceptance shall be by written confirmation, and a simple acknowledgment that an order is received shall not constitute confirmation of the order for this purpose. Orders may be cancelled by either party by written notification to the other party at least thirty (30) days prior to scheduled shipment date. An order may be rescheduled by either party by written notification to the other party at least two (2) weeks prior to the scheduled shipment date, provided that the rescheduled shipment date is within two (2) weeks of but no earlier than the original scheduled date. If only a partial shipment of the order can be made in time by Samsung, Distributor may reschedule to delay the remainder of the order for up to two (2) months from the original schedule shipment date. All orders shall be deemed to incorporate and be subject to the terms and conditions of the Agreement. All other terms and conditions contained on any order form or correspondence originated by Distributor shall have no effect, unless expressly permitted by the Agreement.

5.3 Unless otherwise agreed in writing and except for Distributor's right under Article 15 ("Product Warranty"), Products shall not be returned in order to obtain a refund of the purchase price or a stock credit from Samsung.

5.4 If Distributor submits and Samsung accepts any order after the expiration or termination of the Agreement, such order shall be subject to the terms and conditions of the Agreement unless another contract has been concluded between the parties. Such coverage applies only to the orders submitted and accepted, and does not obligate Samsung to accept any orders after such expiration or termination.

5.5 Samsung reserves the right to cancel any orders accepted by Samsung, or to refuse, delay or suspend shipment, if Distributor (a) fails to make any payment due, (b) fails to meet any reasonable credit or financial requirements established by this Agreement, or (c) breaches any material term or condition of the Agreement.

ARTICLE 6. Annual volume Targets and REPORT

6.1 Distributor shall purchase from Samsung at least the amount set forth in the Attachment 1 "Annual Volume Targets".


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6.2   Distributor shall keep adequate records of sales information for three (3)
      years following the sale, and upon reasonable notice shall allow Samsung and its representatives to inspect them. If sales information as required is not supplied upon request as required in this Section, Samsung may suspend Product deliveries or terminate the Agreement.

ARTICLE 7. MARKETING FUND

      Samsung agrees to grant Distributor marketing funds ("Fund") in the total of up to two percent (2%) of FOB Manufacturer of annual volume to cover all marketing related expenses. This Fund shall be used for promotional and advertising purposes. Distributor shall have creative control of all advertising in the Territory and sole discretion as to the use of the Funds for advertising purposes, provided that use of the Funds for direct mail and other promotional programs shall be subject to the approval of Samsung, which approval will not be unreasonably withheld. Distributor shall provide Samsung with reasonable evidence as to the use of the Funds. Payment will be made in advance in the form of discount on the invoices given by Samsung to Distributor. Samsung will review the actual usage of the Funds on a quarterly basis and make necessary adjustments to the invoice discounts applied. Samsung will also separately assist Distributor by sharing fifty percent (50%) of the expenses of one (1) trade show per year chosen by Distributor.

ARTICLE 8. Delivery and Title

8.1 Unless otherwise agreed, all Product deliveries (including deliveries after repair or replacement) shall be made FOB Korea.

8.2 Risk of loss or damage to the Products shall pass to Distributor at the time Samsung delivers the Products in accordance with the agreed delivery terms. Claims for merchandise damaged or lost during transportation must be filed with the carrier by Distributor. Samsung will cooperate with Distributor, but will not assume responsibility for the processing of claims. No deductions from invoices for claims against the carrier will be allowed. Claims for Products or Product components that are (i) not working upon delivery or (ii) not conforming to the order in type or quantity, shall be filed in writing with Samsung as follows: (i) sixty
      (60) days from the date of shipment for any product not working upon delivery and (ii) forty five (45) days from the date of shipment of any missing Product or Product Component. Samsung will reimburse Distributor reasonable costs resulting from returning and/or replacing such merchandise, including transportation costs and import duties, unless Distributor can claim customs duty drawback on so delivered merchandise.

8.3 Title to Products shall pass to Distributor at the time Samsung delivers the Products in accordance with the delivery terms agreed in Article 8.1. above.


ARTICLE 9. Product or Related Documentation Changes

9.1 Samsung may make changes to the Products, Product components or modify the drawings and specifications relating thereto, or substitute products, product components, related documentation or spare parts of later design. Samsung must notify in writing on the details of the above modifications to Distributor within 30 days of the effective date of the modification.


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ARTICLE 10. Prices

10.1  Prices shall be determined by mutual agreement by the parties.

10.2 Except as specifically set forth herein, each party shall bear its own expenses that it may incur under this Agreement.


ARTICLE 11. Payment

11.1.1 Distributor shall pay Samsung the amounts due for Products ordered hereunder net ninety (90) days from the date of shipment. All amounts to be paid under this Agreement are in U.S. dollars and all payments for such amounts shall be made in U.S. dollar.

11.1.2 In case Distributor made a payment before at least thirty (30) days from the due date, Manufacturer shall apply a discount of 1.5% for the amount of the early payment. This discount shall be applied on the next payment due. All discounts shall be done on a per Invoice basis.

ARTICLE 12. Use of Information

12.1 All information which is marked with a restrictive notice or otherwise tangibly designated as proprietary or confidential or, in the case of oral information, which either party knows or should know is being disclosed on a confidential basis, or is designated as being confidential within 10 business days from the time of disclosure, and which is furnished by the other party under or in contemplation of this Agreement ("Information") shall remain the property of the furnishing party.

12.2  Unless authorized by the furnishing party in writing, such Information:
      (i) shall be treated in confidence by the receiving party and used only for purposes of its performance under this Agreement; (ii) shall not be reproduced or copied in whole or in part, except as necessary for use as authorized herein; and (iii) shall, together with any copies thereof, be returned or destroyed when no longer needed or when this Agreement terminates, whichever occurs first.

12.3  The above conditions do not apply to any part of the Information which is:
      (i) known to the receiving party free of any obligation to keep in confidence; (ii) generally available to the public or known in the industry, other than as a result of improper action by the receiving party; or (iii) wholly and independently developed by the receiving party. Neither party shall disclose any of the terms and conditions of this Agreement without the prior written consent of the other party.

ARTICLE 13. Trademarks and Markings

13.1 Distributor may use the Marks of Samsung in Distributor's advertising and promotion of the Products provided such use conforms to Samsung' standards and guidelines, a copy of which is provided to Distributor and as may be amended from time to time by Samsung.

13.2 Distributor shall not directly or indirectly hold itself out as having any ownership to the Marks of Samsung.

13.3 Marks shall not be used by Distributor in any way to imply Samsung endorsement of products and services not furnished under this Agreement. Distributor will not alter or remove any Mark or other markings applied to the Products without the prior written approval of Samsung.


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ARTICLE 14. Indemnity

14.1 Samsung shall defend or settle all suits or other legal actions against Distributor alleging that any Products furnished under this Agreement infringe any intellectual property rights. Samsung shall pay all damages and costs which by final judgment of a court of competent jurisdiction may be assessed against Distributor on account of such infringement; provided that Samsung shall have (i) had prompt written notice from Distributor of all claims of such infringement and suits and full opportunity and authority to assume the sole defense of and to settle such suits and (ii) been furnished by Distributor with all information and assistance available to Distributor for such defense or settlement.

14.2 If a final and binding arbitral or court decision is rendered upon conclusion of any suit or legal action, referred to in paragraph 1 above, in which the Products are held to infringement and the sale of the Products is enjoined, Samsung at its sole discretion will either (i) procure for Distributor the right to continue selling the Products; or
      (ii) replace them with non-infringing Products; or (iii) modify them so they become non-infringing; or (iv) re-acquire the Products and refund the purchase price.

14.3 Distributor agrees to indemnify and save harmless Samsung and its Affiliates from all costs, expenses, liabilities and claims for infringement of any intellectual property rights relating to use of the Products in combination with another item or items not furnished by Samsung.

14.4 The foregoing states the entire liability of Samsung and its Affiliates for intellectual property infringement by any Products furnished under this Agreement.

ARTICLE 15. PRODUCT Warranty

15.1 Samsung shall provide free of charge spare parts up to the ceiling of three percent (3%) of FOB annual volume purchases, based on Samsung's standard Parts Price List (PPL) during the warranty period set forth below for each product type.

                  - Monitors        :  thirty (30) months, provided that
                                       monitor tubes and TFT LCD panels will be eighteen (18) months.

                  - Cameras         :  thirty (30) months, provided that
                                       pan, tilt, and zoom mechanism will be
                                       eighteen (18) months.

                  - All Others      :  eighteen (18) months.

      Warranty period starts from the date the Product is manufactured.

      Distributor shall be responsible for all other costs incurred for repair and service, including but not limited to labor charges and transportation costs. If a specific defect of the same nature occurs within the warranty period in more than four percent (4%) of a particular shipping lot, this will be considered an "Epidemic Failure", and on Epidemic Failures Samsung will be responsible for all direct costs including parts, labor and transportation charges, but not consequential damages and costs. Samsung is not responsible for any special product return policy Distributor may have with any one of its customers.


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15.2  The foregoing warranty does not extend to Products or Product Components that have (i) been subjected to misuse, neglect, power failures or surges, lightning, fire, flood or accident, (ii) been used, repaired or altered contrary to Samsung' instructions, (iii) been improperly installed, stored, or maintained, or (iv) had their serial numbers or date of manufacturing removed, defaced or altered.

15.3 THE FOREGOING WARRANTY IS IN LIEU OF AND EXCLUDES ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE SOLE AND EXCLUSIVE REMEDY OF DISTRIBUTOR UNDER THIS ARTICLE SHALL BE SAMSUNG' OBLIGATION, IF ANY, TO REPAIR, REPLACE OR REFUND AS SET FORTH ABOVE.

ARTICLE 16. LimitATION OF Liability

16.1 Each party's liability to the other for any and all claims, losses, damages or expenses from any cause whatsoever shall be limited to the direct damages proven, but shall in no event exceed the amount paid by Distributor - for each damage causing event. This restriction of liability does not apply in the case of willful misconduct or gross negligence, bodily injury or death.

16.2 Neither party shall be liable for any incidental, consequential or any other indirect loss or damage (including lost profits or revenues, costs of standstill or delay, loss or mutilation of data, discounts and all payments to third parties). This paragraph 16.2 shall not apply with regard to parties' obligations set forth in Article 12 (Use of Information) above.

ARTICLE 17. Force Majeure

      Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by events beyond such party's reasonable control, such as fire, flood, explosion, war or the engagement of hostilities, strike, embargo, labor dispute, government requirement, civil or military authority. Each party shall endeavor to give the other reasonable notice of any delay.

ARTICLE 18. Assignment and subcontracting

18.1 Either party may, on written notice to the other, assign its rights and obligations hereunder to : (a) an Affiliate; or (b) a non-affiliated third party only upon receiving the prior written consent of the other party, which consent may be reasonably conditioned on the assignee providing the non-assigning party written assurance reasonably satisfactory to the non-assigning party that the assignee will fully perform all of its rights and obligations and accept all of the responsibilities and liabilities set forth in this Agreement.

18.2 Samsung may subcontract any or all of the work to be performed by it under the Agreement, but shall retain the responsibility for the subcontracted work.

ARTICLE 19. TERMINATION OF AGREEMENT

19.1.1 The parties may terminate this Agreement at any time upon the written agreement of both parties.


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19.1.2 In the event of material breach of any provision of this Agreement by a party, the non-breaching party may terminate this Agreement by giving one hundred eighty (180) days prior notice to the breaching party; provide, however, that this Agreement shall not terminate if the breaching party has cured the breach prior to the expiration of such one hundred eighty
       (180) day period

19.1.3 In the event of breach of the provision 6.1. of this Agreement by Distributor, Samsung may terminate this Agreement immediately.

19.1.4 The parties may terminate this Agreement immediately if the other party becomes insolvent or invokes as a debtor (or has invoked against it) any laws relating to the relief of debtors' or creditors' rights, or becomes involved in a liquidation or termination of its business.

ARTICLE 20. Effects of Termination

20.1 Notwithstanding any other provisions of this Agreement, termination of this Agreement shall automatically accelerate the due date of all invoices to the effective date of termination.

20.2  Upon any termination Distributor shall :

      (i) immediately provide Samsung, at Samsung' option, with the first right to repurchase any Products in transit to Distributor or in Distributor's possession or control at a repurchase price equal to the lower of the net price paid for such Products or the price payable for products comparable to the Products;

      (ii) discontinue all use of Marks, provided that if Samsung does not repurchase Distributor's remaining inventory of Products, Distributor may continue using such Marks as authorized in this Agreement for an additional ninety (90) days;

      (iii) cease holding itself out, in any manner, as a Distributor of Samsung; and remove and return to Samsung, or destroy at Samsung' request, all promotional materials supplied without charge by Samsung and return all Information;

      (iv) notify and arrange for all persons who may identify, list or publish Distributor's name as a Samsung authorized Distributor.

20.3 Upon termination or expiration of this Agreement neither party shall be liable to the other, either for compensation or for damages of any kind or character whatsoever, on account of the loss by Samsung or Distributor of present or prospective profits on sales or anticipated sales, good will, or expenditures, investments or commitments made in connection therewith or in connection with the establishment, development or maintenance of Distributor's business, except that termination shall not prejudice or otherwise affect the rights or liabilities of the parties with respect to Products sold under this Agreement or any indebtedness then owing by either party to the other.

ARTICLE 21. GENERAL

21.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., excluding the choice of law rules. Any controversy or claim arising out of or relating to this Agreement which cannot be settled amicably between the parties within a reasonable period of time, shall be finally settled upon request of either party by arbitration to be held in the place of respondent, in accordance with the arbitration Rules of International Chamber of Commerce ("ICC") by one arbitrator appointed by the ICC. The arbitration shall be conducted in the English language. Any ruling by the arbitrator shall be final and binding on the parties and

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      may be entered in any court having jurisdiction. The arbitrator shall have no authority to modify or expand any of the provisions of this Agreement. Each party shall bear its own attorneys' fees associated with the mediation and, if necessary, the arbitration. Nothing herein shall be construed to preclude either party from seeking provisional remedies, including but not limited to, temporary restraining orders and preliminary injunctions from any court of competent jurisdiction, in order to protect its rights pending arbitration.

21.2 The relationship of the parties under this Agreement shall be and shall at all times remain one of independent contractors. Neither party shall have any authority to assume or create obligations on the other's behalf, and neither party shall take any action that has the effect of creating the appearance of its having such authority.

21.3 No failure to exercise and no delay or partial exercise of a right or power conferred upon a party under the terms of this Agreement shall operate as a waiver of such right or power.

21.4 The respective obligations of the parties under this Agreement, such as those relating to export control, Use of Information and Effects of Termination, which by their nature would continue beyond termination of this Agreement shall survive such termination.

21.5 If any article, paragraph or clause in this Agreement shall be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of such article, paragraph or clause shall be construed so as to render it enforceable, to the extent feasible; and if no feasible interpretation would save such section, paragraph or clause, it shall be severed from this Agreement and the remainder shall remain in full force and effect.

21.6 This Agreement has been signed in the English language. In case of conflict between this Agreement and any translation thereof from English, this English language Agreement shall control.

21.7 The terms and conditions contained in this Agreement supersede all prior oral or written understandings between the parties and shall constitute the entire agreement between them concerning the subject matter of this Agreement and shall not be contradicted, explained or supplemented by any course of dealing or course of performance between Samsung or any of its Affiliates and Distributor. This Agreement may only be amended in writing signed by both parties.


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IN WITNESS  WHEREOF the  parties  have  caused  this  Agreement  to be signed in
English in two original copies by their duly authorized representatives.

SAMSUNG ELECTRONICS CO., LTD.              GVI SECURITY, INC.


By: ____________________________           By: ____________________________

Name: __________________________           Name: __________________________

Title: ___________________________         Title: ___________________________

Date: __________________________           Date:_____________________________


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(Attachment 1)


                              Annual Volume Targets

Professional Distribution annual (January 1 ~ December 31) volume targets

     Year 2004 :    $18,000,000 FOB
     Year 2005 :    $22,000,000 FOB
     Year 2006 :    $28,000,000 FOB
     Year 2007 :    $35,000,000 FOB
     Year 2008 :    $43,000,000 FOB
     Year 2009 :    $52,000,000 FOB



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